Exhibit 10.99
December 8, 2025

Clarence Reid Clontz, Jr.
[Address]

Dear Reid,
We are pleased to provide written confirmation of our offer of employment with Ingevity Corporation (“Ingevity”) as Senior Vice President, Operations reporting to me based at our global headquarters in North Charleston, SC, effective December 8, 2025 (the “Start Date”).
Your compensation for this position will be $31,250 monthly ($375,000 annually), paid on the last working day of each month. In addition to your base salary, you will be eligible to participate in the following company plans and programs:
•Annual Short - Term Incentive Plan: Your annual incentive target for this position will be 60% of your base salary beginning with the 2025 plan year. Your target for this position will be prorated based on your start date for the 2025 plan year and will be paid in 2026, subject to satisfactory performance against objectives associated with the plan in which you participate. The Ingevity Short-Term Incentive Plan is funded primarily by Ingevity financial performance. 80% of your payout is based on the company’s financial performance against preestablished goals and 20% is based on your individual performance. Total payout may range from 0% to 200%.
•Long-Term Incentive Program: You will be eligible to participate in Ingevity’s performance based Long-Term Incentive Program, beginning with awards granted in 2026, with a target level of 90% of your base salary for your total target award opportunity under the 2026 Long-Term Incentive Program. Awards under this program are not automatic and are based on job performance, anticipated future contributions, and other factors. Awards are at the sole discretion of the Talent and Compensation Committee of the Board of Directors.
◦The type and mix of Long-Term Incentive Program Awards are subject to change, as determined by the Talent and Compensation Committee. By way of illustration only, equity awards granted in 2025 under the company’s Long-Term Incentive Program generally consisted of:
▪50% Service-based restricted stock units (RSUs) with 3-year ratable vesting
▪50% Performance-based restricted stock units (PSUs) with 3-year cliff vesting
•PSUs may vest between 0% and 200% based on the company’s financial attainment against pre-established metrics over the 3-year performance period
•Severance and Change of Control Agreement: You will be entitled to severance protections in accordance with, and subject to the terms and conditions of, the Severance and Change of Control Agreement enclosed herewith.
The above stated plans or programs are reviewed periodically, and may be amended based on company goals, business needs and legal requirements.
Compliance with Section 409A
It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all arrangements set forth herein shall be construed, interpreted and implemented in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, however, that the tax treatment of benefits under this letter agreement is not warranted or guaranteed.
For purposes of any payments to be made upon your termination of employment, such term will mean your “separation from service” as defined under Section 409A. In the event that any payments under this letter agreement constitute “deferred compensation” subject to Section 409A and you are a “specified employee” as defined under Section 409A, no such payments

Exhibit 10.99
will be made until six (6) months following your termination of employment, or if earlier, the date of your death. Any such payments that are delayed will be paid six (6) months following your termination, or, if earlier, the date of your death.
Eligibility / Employment At Will
The above stated offer is contingent upon a satisfactory background check.
All employment at Ingevity, contingent or otherwise, is at-will. All policies, manuals or similar documents are meant to be an explanation of policies or programs and do not change the terms of your at-will employment. Either you or Ingevity may terminate your employment at any time.
Other Ingevity Policies
As Senior Vice President, Operations, you will be subject to Ingevity’s Stock Ownership Guidelines, as in effect from time to time. Currently, the Stock Ownership Guidelines require that you achieve stock ownership at a level equal to two times your base salary, and that you to retain 50 percent of the net shares received under Long-Term Incentive Plan awards until that stock ownership level is met.
Any compensation paid to you shall be subject to recoupment pursuant to the terms of any recoupment policy the company may adopt and as such policy may be from time to time amended.
More information about Ingevity’s stock ownership guidelines, recoupment policy and other applicable company policies (including Ingevity’s Insider Trading Policy and Code of Conduct) will be reviewed upon acceptance of this offer.

If the terms of this offer are acceptable, please indicate your agreement by signing, dating and returning this offer letter and the enclosed Severance and Change of Control Agreement to me by December 8, 2025.

Best,

/s/ DAVID H. LI

David H. Li
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ REID CLONTZ

Name: Reid Clontz
Date: 12/08/2025

2